THE DREYFUS FAMILY OF FUNDS
         (Premier Family of Fixed-Income Funds)

                     Rule 18f-3 Plan

          Rule 18f-3 under the Investment Company Act of
1940, as amended (the "1940 Act"), requires that the
Board of an investment company desiring to offer
multiple classes pursuant to said Rule adopt a plan
setting forth the separate arrangement and expense
allocation of each class, and any related conversion
features or exchange privileges.
          The Board, including a majority of the non-
interested Board members, of each of the investment
companies, or series thereof, listed on Schedule A
attached hereto (each, a "Fund") which desires to offer
multiple classes has determined that the following plan
is in the best interests of each class individually and
the Fund as a whole:
          1.   Class Designation:  Fund shares shall be
divided into Class A, Class B and Class C.
          2.   Differences in Services:  The services
offered to shareholders of each Class shall be
substantially the same, except that Right of
Accumulation, Letter of Intent, Reinvestment Privilege
and Checkwriting services shall be available only to
holders of Class A shares.
          3.   Differences in Distribution Arrangements:
Class A shares shall be offered with a front-end sales
charge, as such term is defined in Article III, Section
26(b), of the Rules of Fair Practice of the National
Association of Securities Dealers, Inc., and a deferred
sales charge (a "CDSC"), as such term is defined in said
Section 26(b), may be assessed on certain redemptions of
Class A shares purchased without an initial sales charge
as part of an investment of $1 million or more.  The
amount of the sales charge and the amount of and
provisions relating to the CDSC pertaining to the Class
A shares are set forth on Schedule B hereto.
          Class B shares shall not be subject to a
front-end sales charge, but shall be subject to a CDSC
and shall be charged an annual distribution fee under a
Distribution Plan adopted pursuant to Rule 12b-1 under
the 1940 Act.  The amount of and provisions relating to
the CDSC, and the amount of the fees under the
Distribution Plan pertaining to the Class B shares, are
set forth on Schedule C hereto.
          Class C shares shall not be subject to a
front-end sales charge, but shall be subject to a CDSC
and shall be charged an annual distribution fee under a
Distribution Plan adopted pursuant to Rule 12b-1 under
the 1940 Act.  The amount of and provisions relating to
the CDSC, and the amount of the fees under the
Distribution Plan pertaining to the Class C shares, are
set forth on Schedule D hereto.
          Each Class of shares shall be subject to an
annual service fee at the rate of .25% of the value of
the average daily net assets of such Class pursuant to a
Shareholder Services Plan.
          4.   Expense Allocation.   The following
expenses shall be allocated, to the extent practicable, on a Class-by-Class basis: (a) fees under the Distribution Plan and Shareholder Services Plan; (b) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class; (c) Securities and Exchange Commission and Blue Sky registration fees incurred by a specific
Class; (d) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (e) litigation or other legal expenses relating solely to a specific Class; (f) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; and (g) Board members' fees incurred as a result of issues relating to a specific Class.
          5.   Conversion Features.  Class B shares
shall automatically convert to Class A shares after a specified period of time after the date of purchase, based on the relative net asset value of each such Class without the imposition of any sales charge, fee or other charge, as set forth on Schedule E hereto. No other
Class shall be subject to any automatic conversion feature.
          6.   Exchange Privileges.  Shares of a Class
shall be exchangeable only for (a) shares of the same
Class of other investment companies managed or administered by The Dreyfus Corporation and (b) shares of certain other investment companies specified from time to time.
Dated:  April 12, 1995
                        SCHEDULE A


          Premier California Municipal Bond Fund
          Premier GNMA Fund
          Premier Insured Municipal Bond Fund
          Premier Municipal Bond Fund
          Premier New York Municipal Bond Fund
          Premier State Municipal Bond Fund


                        SCHEDULE B



Front-End Sales Charge--Class A Shares--The public
offering price for Class A shares shall be the net asset
value per share of that Class plus a sales load as shown
below:
                                        Total Sales Load
                                  --------------------------------
                                   As a % of            As a % of
                                   offering             net asset
                                   price per            value per
Amount of Transaction               share               share
                                  ----------            ----------

Less than $50,000. . . . . . . . .  4.50                   4.70
$50,000 to less than $100,000. . .  4.00                   4.20
$100,000 to less than $250,000 . .  3.00                   3.10
$250,000 to less than $500,000 . .  2.50                   2.60
$500,000 to less than $1,000,000 .  2.00                   2.00
$1,000,000 or more . . . . . . . .  -0-                    -0-

Contingent Deferred Sales Charge--Class A Shares--A CDSC of 1% shall be assessed at the time of redemption of Class A shares purchased without an initial sales charge as part of an investment of at least $1,000,000 and redeemed within two years after purchase. The terms contained in Schedule C pertaining to the CDSC assessed on redemptions of Class B shares (other than the amount of the CDSC and its time periods), including the provisions for waiving the CDSC, shall be applicable to the Class A shares subject to a CDSC. Letter of Intent and Right of Accumulation shall apply to such purchases of Class A shares.
                        SCHEDULE C


Contingent Deferred Sales Charge--Class B Shares--A CDSC payable to the Fund's Distributor shall be imposed on any redemption of Class B shares which reduces the current net asset value of such Class B shares to an amount which is lower than the dollar amount of all payments by the redeeming shareholder for the purchase of Class B shares of the Fund held by such shareholder at the time of redemption. No CDSC shall be imposed to the extent that the net asset value of the Class B shares redeemed does not exceed (i) the current net asset value of Class B shares acquired through reinvestment of dividends or capital gain distributions, plus (ii) increases in the net asset value of the shareholder's Class B shares above the dollar amount of all payments for the purchase of Class B shares of the Fund held by such shareholder at the time of redemption.

          If the aggregate value of the Class B shares redeemed has declined below their original cost as a result of the Fund's performance, a CDSC may be applied to the then-current net asset value rather than the purchase price.

          In circumstances where the CDSC is imposed, the amount of the charge shall depend on the number of years from the time the shareholder purchased the Class
B shares until the time of redemption of such shares.
Solely for purposes of determining the number of years from the time of any payment for the purchase of Class B shares, all payments during a month shall be aggregated and deemed to have been made on the first day of the month. The following table sets forth the rates of the
CDSC:

                                       CDSC as a % of
Year Since                             Amount Invested
Purchase Payment                       or Redemption
Was Made                                 Proceeds
-----------------                      ----------------

First. . . . . . . . . . . . .             3.00
Second . . . . . . . . . . . .             3.00
Third. . . . . . . . . . . . .             2.00
Fourth . . . . . . . . . . . .             2.00
Fifth. . . . . . . . . . . . .             1.00
Sixth. . . . . . . . . . . . .             0.00


          In determining whether a CDSC is applicable to a redemption, the calculation shall be made in a manner that results in the lowest possible rate. Therefore, it shall be assumed that the redemption is made first of amounts representing shares acquired pursuant to the reinvestment of dividends and distributions; then of amounts representing the increase in net asset value of Class B shares above the total amount of payments for the purchase of Class B shares made during the preceding five years; then of amounts representing the cost of shares purchased five years prior to the redemption; and finally, of amounts representing the cost of shares held for the longest period of time within the applicable five-year period.

Waiver of CDSC--The CDSC shall be waived in connection with (a) redemptions made within one year after the death or disability, as defined in Section 72(m)(7) of the Internal Revenue Code of 1986, as amended (the
"Code"), of the shareholder, (b) redemptions by employees participating in qualified or non-qualified employee benefit plans or other programs where (i) the employers or affiliated employers maintaining such plans or programs have a minimum of 250 employees eligible for participation in such plans or programs, or (ii) such plan's or program's aggregate investment in the Dreyfus
Family of Funds or certain other products made available by the Fund's Distributor exceeds one million dollars,
(c) redemptions as a result of a combination of any investment company with the Fund by merger, acquisition of assets or otherwise, and (d) a distribution following retirement under a tax-deferred retirement plan or upon attaining age 70-1/2 in the case of an IRA or Keogh plan or custodial account pursuant to Section 403(b) of the Code. Any Fund shares subject to a CDSC which were purchased prior to the termination of such waiver shall have the CDSC waived as provided in the Fund's prospectus at the time of the purchase of such shares.

Amount of Distribution Plan Fees--Class B Shares--.50 of
1% of the value of the average daily net assets of Class B.

                     SCHEDULE D


Contingent Deferred Sales Charge--Class C Shares--A CDSC of 1.00% payable to the Fund's Distributor shall be imposed on any redemption of Class C shares within one year of the date of purchase. The basis for calculating the payment of any such CDSC shall be the method used in calculating the CDSC for Class B shares. In addition, the provisions for waiving the CDSC shall be those set forth for Class B shares.

Amount of Distribution Plan Fees--Class C Shares--.75 of
1% of the value of the average daily net assets of Class C.

                   SCHEDULE E



Conversion of Class B Shares--Approximately six years after the date of purchase, Class B shares automatically shall convert to Class A shares, based on the relative net asset values for shares of each such Class, and shall no longer be subject to the distribution fee. At that time, Class B shares that have been acquired through the reinvestment of dividends and distributions
("Dividend Shares") shall be converted in the proportion that a shareholder's Class B shares (other than Dividend
Shares) converting to Class A shares bears to the total
Class B shares then held by the shareholder which were not acquired through the reinvestment of dividends and distributions.